EXHIBIT  99
FSF Financial Corp.      Contact:   Donald A. Glas, Chief Executive Officer
Hutchinson, Minnesota               (320) 234-4500
                                    George B. Loban, President
                                    (320) 234-4500
                                    Richard H. Burgart, Chief Financial Officer
                                    (320) 234-4500

                                    For Immediate Release
                                    December 16, 1997


                          FSF FINANCIAL CORP. ANNOUNCES
                    Regulatory Approval for Stock Repurchase

         Hutchinson, Minnesota - December 16, 1997 -- (NASDAQ:FFHH) Donald A. Glas, Chief Executive Officer of FSF Financial Corp., Hutchinson, Minnesota, the holding company of First Federal fsb, announced today that the Corporation's Board of Directors has authorized the repurchase of up to 10% of the Corporation's Common Stock. The Corporation may purchase up to 301,000 shares of Common Stock. It is anticipated that such shares of Common Stock may be purchased in open market transactions from time to time during the next twelve months, subject to the discretion of management pursuant to the terms of the stock repurchase plan. The repurchase authorization is being adopted in anticipation of approval of the 1998 Stock Compensation Plan recently submitted to shareholders that will be considered at the Corporation's annual meeting on January 20, 1998.

         First Federal fsb is a federally-chartered stock savings bank headquartered in Hutchinson, Minnesota. The Bank has eleven offices located in Hutchinson (2), Hastings, Apple Valley, Buffalo, Glencoe, Inver Grove Heights, Litchfield, Waconia, Waite Park, and Winthrop, Minnesota. The deposits are federally-insured by the Federal Deposit Insurance Corporation. The Bank is a community-oriented, full service retail bank. The Corporation's common stock is traded in the over-the-counter market on the NASDAQ National Market System under the symbol "FFHH."